Exhibit 10.19

CYPRESS SEMICONDUCTOR CORPORATION

PERFORMANCE PROFIT SHARING PLAN (PPSP) SUMMARY

Article 1—Plan Objective

1.1	The objective of the Performance Profit Sharing Plan (PPSP) is to provide incentives to all Cypress employees based on the Company’s quarterly earnings per share (EPS) performance to the Company’s annual plan and the individual’s quarterly milestone performance.

Article 2—Eligibility for Plan Participation

2.1	All regular full-time and part-time employees worldwide who are in “good standing” are eligible to participate in the PPSP.

2.2	Employees must be employed by the first day of the fiscal quarter to be eligible for the PPSP for that quarter.

2.3	Management reserves the right to discontinue participation of any participant in this plan, at any time, and for whatever reasons.

Article 3—Bonus Calculation and Payout

3.1	Bonuses will be paid quarterly.

3.2	The participant’s actual bonus will be based on the individual’s quarterly milestone performance and the Company’s quarterly EPS performance as measured against the Company’s EPS Plan for each quarter. Specifically, the individual’s weekly base pay will be multiplied by the Company’s EPS factor for that quarter times the individual’s milestone achievement factor for that quarter.

3.3	There will be no payout in any period where the actual EPS is less than or equal to zero.

3.4	Eligible employees may receive up to one week of base pay per quarter under the plan.

3.5	To be eligible for any portion of the bonus payment, the participant must be employed by the company on the scheduled payment date. A participant who terminates employment prior to the payment date will forfeit the bonus.

Article 4—Milestone Achievement

4.1	Milestone setting and the determination of milestone achievement remains subject to the approval of the individual’s manager.